Supplement to Prospectus Supplement dated September 5, 2001
                      (to Prospectus dated June 28, 2001)

                                 $765,507,494
                                 (Approximate)

                          DLJ Mortgage Capital, Inc.
                                    Seller

                     First Nationwide Mortgage Corporation
                  Washington Mutual Mortgage Securities Corp.
                             Sellers and Servicers

                       GreenPoint Mortgage Funding, Inc.
                                    Seller

                     Chase Manhattan Mortgage Corporation
                                Master Servicer
                          Credit Suisse First Boston
                           Mortgage Securities Corp.
                                   Depositor



         FNT Mortgage-Backed Pass-Through Certificates, Series 2001-4
                                --------------

         The prospectus supplement dated September 5, 2001 to the prospectus dated June 28, 2001 with respect to the above captioned series of certificates is hereby amended as follows:

         o the definition of Class D-B Certificate Interest Rate under the heading "Description of the Certificates--Distributions of Interest" is hereby deleted in its entirety and replaced by the following:

         "The pass-through rate for the Class D-B Certificates (the "Class D-B Certificate Interest Rate") will equal, on any related distribution date, the quotient, expressed as a percentage, of (a) the sum of (i) the product of (x) 7.50% and (y) the Subordinate Component Balance for loan group III immediately before that distribution date, (ii) the product of (x) 8.50% and (y) the Subordinate Component Balance for loan group IV immediately before that distribution date and (iii) the product of (x) the weighted average net mortgage rate of the group V loans minus 0.26% and (y) the Subordinate Component Balance for loan group V immediately before that distribution date divided by (b) the sum of the Subordinate Component Balances for loan group III, loan group IV and loan group V immediately before that distribution date. The initial Class D-B Certificate Interest Rate will be approximately 7.74241% per annum."

                          Credit Suisse First Boston
                                  Underwriter

               The date of this Supplement is December 4, 2001.